Exhibit 99.2

For more information:	Pat Hammond, media, (713) 497-7723
Dennis Barber, investors, (713) 497-3042

For immediate release:	March 6, 2007

Reliant Energy Services Announces Agreement

With the United States Attorney’s Office in San Francisco

Indictment to be Dismissed Subject to the Terms of a

Deferred Prosecution Agreement

HOUSTON — Reliant Energy Services, Inc., a wholly-owned subsidiary of Reliant Energy, Inc. (NYSE: RRI), announced today that it has resolved the pending indictment of the company through a deferred prosecution agreement with the government. The indictment relates to allegations pertaining to a trading incident that occurred on two days in June 2000.

Under the terms of the agreement, the government has agreed to dismiss the pending indictment. Assuming that Reliant Energy Services complies with the terms of the agreement for the next two years, the government has agreed that it will not seek to re-indict the company for the conduct alleged in the pending indictment. As part of the agreement Reliant Energy Services has agreed to pay a penalty of $22.2 million (in addition to a $13.8 million credit for a January 2003 settlement with the Federal Energy Regulatory Commission pertaining to the same incident). Also under the agreement the company has made certain commitments to the government, including that it will maintain and continue to implement certain compliance measures.

“The company is very pleased to have reached this resolution with the U.S. Attorney. We have consistently maintained that the conduct in question was not in keeping with the standards of conduct we expect from our employees, and we accept full responsibility for this matter,” said Joel Staff, Reliant Energy chairman and chief executive officer. “Reliant Energy is a very different company today than it was in 2000. Our new board of directors and management team are fully committed to delivering the benefits of competitive markets to customers, while maintaining the highest standards of conduct throughout the organization. We have instituted a comprehensive ethics and compliance program based on best practices. Our record of compliance today is something that each member of the Reliant Energy team take pride in.”

Today’s agreement was filed with the court this afternoon.

 Reliant Energy, Inc. (NYSE: RRI) based in Houston, Texas, provides electricity and energy services to retail and wholesale customers in the United States. In Texas, the company provides service to approximately 1.9 million retail electricity customers, including residential and small business customers and commercial, industrial, governmental and institutional customers. Reliant also serves commercial, industrial, governmental and institutional customers in the PJM (Pennsylvania, New Jersey and Maryland) market.

The company is one of the largest independent power producers in the nation with approximately 16,000 megawatts of power generation capacity in operation across the United States. These strategically located generating assets utilize natural gas, fuel oil and coal. For more information, visit www.reliant.com.

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